SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                                   Commission File Number 1-8768
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                           NOTIFICATION OF LATE FILING

      (Check One):  | | Form 10-K   | | Form 11-K  |X| Form 20-F  | | Form 10-Q
| | Form N-SAR
         For Period Ended:                   December 31, 2001
                           -----------------------------------------------------
| | Transition Report on Form 10-K       | | Transition Report on Form 10-Q
| | Transition Report on Form 20-F       | | Transition Report on Form N-SAR
| | Transition Report on Form 11-K
         For the Transition Period Ended:
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         Read attached  instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
         If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates: _______________________
________________________________________________________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant      Espirito Santo Centrais Eletricas S.A. - Escelsa
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Former name if applicable
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Address of principal executive office (Street and number)
                           Rua Sete de Setembro, 362
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City, state and zip code
                   Vitoria, Espirito Santo, Brazil 29015-000,
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                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)
|X|       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X|       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the
               prescribed due date; or the subject quarterly report or
               transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date, and
|X|       (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

          State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

          The Registrant's Annual Report on Form 20-F for the period ended December 31, 2001 (the "Annual Report") could not be filed within the prescribed time period due to a delay resulting from the recent merger of Arthur Andersen S/C (the Registrant's former auditors) with Deloitte Touche Tohmatsu in Brazil. As a result, the Registrant's financial statements to be included in the Annual Report will have an accompanying independent auditor's report issued by Deloitte Touche Tohmatsu for all periods presented. Deloitte Touche Tohmatsu is in the process of performing additional audit procedures to enable them to issue their report. These additional procedures have resulted in a delay in the filing of the Annual Report. The Annual Report will be filed no later than July 15, 2002.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

             Sergio Pereira Pires                 55-27-3321-9163
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                       (Name)                   (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes | | No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  | | Yes |X| No
         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                ESPIRITO SANTO CENTRAIS ELETRICAS S.A. - ESCELSA
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      July 1, 2002                  By:    /s/ Sergio Pereira Pires
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                                              Sergio Pereira Pires
                                              Chief Financial Officer



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